NI Holdings, Inc. Announces Leadership Transition

FARGO, North Dakota, November 22, 2024 – NI Holdings, Inc. (the “Company”, NASDAQ: NODK) announced today the appointment of Seth C. Daggett as President and Chief Executive Officer (CEO), effective December 1, 2024. Mr. Daggett brings over two decades of industry experience, most recently serving as the Company’s Chief Financial Officer (CFO) and Treasurer. Mr. Daggett succeeds Cindy L. Launer, who had been serving as Interim CEO during the Board of Directors’ (the “Board”) search for a permanent CEO, as previously announced.

“It is an honor and privilege to have the opportunity to lead this outstanding organization,” Mr. Daggett said. “I look forward to continue working alongside our talented team of employees and agents who are committed every day to serving our customers and local communities,” said Mr. Daggett. “I’m confident that we will build upon our strong and longstanding foundation in North Dakota to create lasting value for our shareholders and a new chapter of sustained growth and success. I look forward to working closely with the Board and the Company’s leadership team to help build off this foundation and lead the organization toward a successful future.”

Eric K. Aamundstad, Chairman of the Board, commented, “On behalf of the Board, I’d like to thank Cindy for her service as Interim CEO. Her experience was invaluable in helping lead the company through this transition period. We are fortunate to have a proven leader in Seth, who has earned the respect of the Board, our employees, and agents for his judgment, strong leadership, extensive industry experience, and demonstrated ability to build and develop successful teams. He has deep ties not only to the Company, but also the North Dakota community, and we are confident in his ability to lead the Company forward.”

Ms. Launer will return to her role as an independent non-executive director on the NI Holdings Board effective December 1, 2024. With Mr. Daggett’s appointment as CEO, Matt Maki, Vice President of Financial Planning and Analysis, will assume the role of Interim CFO, effective December 1, 2024. The Company will immediately begin a search for a permanent CFO, with no definitive timeline.

About Seth Daggett

Seth Daggett most recently served as the Company’s Executive Vice President, Treasurer and CFO. Prior to joining the Company, Mr. Daggett was CFO and Treasurer of RAM Mutual Insurance Company. He began his career as an auditor at Deloitte, prior to joining Travelers Companies, Inc. where he spent over ten years in a variety of roles, including Senior Director of Finance. A graduate of the University of North Dakota, he currently lives in West Fargo, North Dakota with his wife and children.

About Matt Maki

Matt Maki most recently served as the Company’s Vice President, Financial Planning and Analysis. Prior to joining the Company, Mr. Maki served as Vice President of Accounting and Treasurer of RAM Mutual Insurance Company. He began his career as an auditor at Ernst & Young, subsequently joining Travelers Companies, Inc., where he held various roles in international finance, financial reporting and treasury. A graduate of the University of Wisconsin - Eau Claire, he currently lives in Duluth, Minnesota with his wife and children.

About the Company
NI Holdings, Inc. is an insurance holding company. The company is a North Dakota business corporation that is the stock holding company of Nodak Insurance Company and became such in connection with the conversion of Nodak Mutual Insurance Company from a mutual to stock form of organization and the creation of a mutual holding company. The conversion was consummated on March 13, 2017. Immediately following the conversion, all of the outstanding shares of common stock of Nodak Insurance Company were issued to Nodak Mutual Group, Inc., which then contributed the shares to NI Holdings in exchange for 55% of the outstanding shares of common stock of NI Holdings. Nodak Insurance Company then became a wholly-owned stock subsidiary of NI Holdings. NI Holdings’ financial statements are the consolidated financial results of NI Holdings; Nodak Insurance Company, including Nodak Insurance Company’s wholly-owned subsidiaries American West Insurance Company, Primero Insurance Company, and Battle Creek Insurance Company; and Direct Auto Insurance Company.

Safe Harbor Statement
Some of the statements included in this news release are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Actual results could vary materially. Factors that could cause actual results to vary materially include risks we describe in the periodic reports we file with the Securities and Exchange Commission. You should not place undue reliance on any such forward-looking statements. We disclaim any obligation to update such statements or to announce publicly the results of any revisions that we may make to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

For a detailed discussion of the risk factors that could affect our actual results, please refer to the risk factors identified in our SEC reports, including, but not limited to our Annual Report on Form 10-K, as filed with the SEC.

Investor Relations Contact:
Matt Maki
Vice President, Interim Chief Financial Officer
701-212-5976
IR@nodakins.com